Exhibit 99.1

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND

PROVIDES FOURTH QUARTER AND FULL YEAR 2014 PORTFOLIO UPDATE

2.3% total shareholder return in the quarter; 8.6% total shareholder return in 20141

Subsequent to quarter end, acquired Rialto I and II, two Class A office buildings in Austin, TX; disposed of Park Place, a Class A office building in Dallas, TX

Subsequent to quarter end, closed $750 million senior unsecured credit and term loan facilities

DENVER – March 3, 2015 – Dividend Capital Diversified Property Fund Inc. (“DPF”), a public reporting, daily NAV REIT (NASDAQ: ZDPFEX; ZDPFAX; ZDPFWX; ZDPFIX) reported results today for the fourth quarter and full year ended December 31, 2014.

Total Shareholder Return

Total shareholder return, which represents the compound annual rate of return assuming reinvestment of all dividend distributions before the impact of up-front sales commissions and class-specific expenses, as of December 31, 2014 were as follows for the indicated timeframe:

•	Quarter ended December 31, 2014: 2.32%

•	Twelve months ended December 31, 2014: 8.57%

•	Since NAV share class inception[2]: 8.74%

Class A, Class W, and Class I shareholders had lower total returns than those set forth above due to up-front sales commissions and/or class-specific expenses.

Portfolio Overview

As of December 31, 2014, DPF’s portfolio comprised 68 operating properties located in 24 geographic markets in the United States, aggregating approximately 11.9 million square feet. As of December 31, 2014, DPF’s real property portfolio was approximately 93.7% leased to approximately 475 tenants. These properties had an estimated fair value of approximately $2.5 billion (calculated in accordance with our valuation procedures), comprising:

•	24 office properties located in 15 geographic markets, aggregating approximately 5.1 million net rentable square feet, with an aggregate fair value amount of approximately $1.4 billion;

•	32 retail properties located in seven geographic markets, aggregating approximately 3.3 million net rentable square feet, with an aggregate fair value amount of approximately $786.7 million; and

[1]	All returns figures exclude up-front sales commissions and class-specific expenses
[2]	Measured from September 30, 2012, annualized

•	12 industrial properties located in eight geographic markets, aggregating approximately 3.5 million net rentable square feet, with an aggregate fair value amount of approximately $248.3 million.

As of December 31, 2014, DPF also held approximately $95.0 million in net debt related investments. DPF’s leverage ratio, based on the fair value of its properties, was 47% as of December 31, 2014.

Acquisition / Disposition Activity

For the quarter ended December 31, 2014, DPF acquired Salt Pond Shopping Center in Narragansett, RI. Salt Pond Shopping Center is a grocery-anchored shopping center that comprises approximately 185,000 rentable square feet and is 96% leased to 18 tenants including Stop & Shop and Marshalls. DPF acquired the asset for $39.2 million unencumbered by mortgage or other financing.

During the quarter ended December 31, 2014, DPF disposed of South Havana, an approximately 138,000 square foot office asset in Denver, CO. Net proceeds from the sale were approximately $8.7 million. DPF also disposed of Lundy Avenue, a 177,000 square foot industrial asset in the Silicon Valley, CA market. The property was transferred to the lender through a foreclosure sale which extinguished amounts due, including related principal of $13.6 million.

Subsequent to quarter end, DPF acquired Rialto I and Rialto II, two Class A office buildings totaling approximately 155,000 square feet located in Austin, TX. The buildings also contain a parking garage with approximately 205 parking spaces. At the time of acquisition, Rialto I and Rialto II collectively were 94% leased to 21 tenants. The acquisition price for the buildings was $37.3 million. DPF funded the acquisition through cash on hand and availability under its revolving credit facility.

Subsequent to quarter end, DPF sold Park Place, a 177,000 square foot Class A office building located in Dallas, TX to an unrelated third party for $46.6 million. The property was unencumbered by debt at the time of disposition.

During the fourth quarter, DPF entered into an agreement to sell 12 properties comprised of single-tenant office and industrial assets totaling approximately 2.7 million square feet for $399 million to an unrelated third party. The transaction is pending and there can be no assurance that the transaction will close.

Portfolio and Leasing Summary

During the fourth quarter, same-store property net operating income decreased 2.1% compared to the quarter ended September 30, 2014 and increased 0.8% when compared to the same quarter in 2013. When generally accepted accounting principles (“GAAP”) adjustments are excluded, same-store property net operating income decreased 0.1% compared to the quarter ended September 30, 2014 and increased 4.8% when compared to the same quarter in 2013. For the year ended December 31, 2014, same-store property net operating income increased 2.2% compared to the full year ended December 31, 2013. When GAAP adjustments are excluded, same-store property net operating income increased 4.9% for the year ended December 31, 2014 compared to the year ended December 31, 2013.

During the fourth quarter, DPF signed 35 leases for approximately 215,000 square feet. On a comparable space basis, DPF signed 24 leases for approximately 135,000 square feet. The average growth in rents, on a GAAP basis, for the comparable leases signed in the fourth quarter was 14.9%. For the year ended December 31, 2014, DPF signed 137 leases for approximately 2.0 million square feet. On a comparable space basis for the year ended December 31, 2014, DPF signed 100 leases for approximately 1.7 million square feet. The average growth in rents, on a GAAP basis, for the comparable leases signed in 2014 was 7.3%.

The overall portfolio percentage leased was 93.7% as of December 31, 2014, compared to 92.8% on September 30, 2014 and 93.6% on December 31, 2013. Same-store percentage leased was 93.8% at December 31, 2014, compared to 93.5% at September 30, 2014 and 93.4% at December 31, 2013.

Other Subsequent Events

Subsequent to quarter end, DPF announced the closings of a $550 million senior unsecured credit and delayed-draw term loan facilities (the “Facility”) and a separate $200 million delayed-draw seven-year term loan (the “Term Loan”). The Facility includes a $400 million senior unsecured revolving credit facility and a $150 million delayed-draw term loan. An accordion feature will allow DPF to increase the Facility by $350 million, subject to obtaining additional lender commitments. The Term Loan also has an accordion feature that will allow DPF to increase its borrowings by $100 million, subject to obtaining additional lender commitments. Total maximum commitments under both the Facility and Term Loan are $1.2 billion.

The revolving credit facility is scheduled to mature on January 31, 2019. However, DPF may extend the maturity date to January 31, 2020, subject to satisfaction of certain conditions and payment of an extension fee. Pricing under the revolving credit facility is based upon DPF’s consolidated leverage ratio and is currently at LIBOR plus 140 basis points.

The $150 million delayed-draw term loan matures January 31, 2018 and may be extended for two, 12-month periods to January 31, 2020 subject to satisfaction of certain conditions and payment of extension fees. Pricing under this term loan is based upon DPF’s consolidated leverage ratio and is currently at LIBOR plus 135 basis points.

The $200 million delayed-draw seven-year term loan matures on February 28, 2022 with no extension options. Pricing under the seven-year term loan is based upon DPF’s consolidated leverage ratio and is currently at LIBOR plus 165 basis points.

Financial Results for the quarter ended December 31, 2014

Company-Defined Funds from Operations (“FFO”) for the quarter ended December 31, 2014 were $23.9 million, or $0.12 per basic and diluted share. This compares to FFO for the quarter ended December 31, 2013 of $22.6 million, or $0.12 per basic and diluted share.

GAAP net income for the quarter ended December 31, 2014 was $5.7 million, or $0.03 per basic and diluted share. This compares to a GAAP net loss for the quarter ended December 31, 2013 of $1.5 million, or $0.02 per basic and diluted share.

Financial Results for the year ended December 31, 2014

FFO for the year ended December 31, 2014 was $92.1 million, or $0.48 per basic and diluted share. This compares to FFO for the year ended December 31, 2013 of $94.6 million, or $0.49 per basic and diluted share.

GAAP net income for the year ended December 31, 2014 was $34.0 million, or $0.16 per basic and diluted share. This compares to GAAP net income for the year ended December 31, 2013 of $56.5 million, or $0.29 per basic and diluted share.

Non-GAAP Supplemental Financial Measure

DPF computes its financial results in accordance with GAAP. Below, DPF has provided reconciliations of both Company-Defined FFO and net operating income, which are both non-GAAP supplemental financial measures, to the most directly comparable GAAP measures (amounts in thousands, except per share information). For more information about Company-Defined FFO and net operating income, including why management believes both measures provide useful information, please see the Portfolio Performance and Operational Review furnished with this press release on Form 8-K filed with the SEC on March 3, 2015, available on DPF’s website, www.dividendcapitaldiversified.com, and the SEC’s website, www.sec.gov.

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Reconciliation of net earnings to FFO:
Net (loss) income attributable to common stockholders	$5,303	($1,367)	$29,192	$52,468
Add (deduct) NAREIT-defined adjustments:
Depreciation and amortization expense	22,514	25,093	88,994	108,191
Gain on disposition of real property	(4,452)	(5,580)	(40,592)	(74,306)
Impairment of real property	—	2,600	9,500	2,600
Noncontrolling interests’ share of adjustments	(1,251)	(1,772)	(1,848)	(3,737)

FFO attributable to common shares-basic	22,114	18,974	85,246	85,216
FFO attributable to dilutive OP units	1,501	1,431	6,077	6,575

FFO attributable to common shares-diluted	$23,615	$20,405	$91,323	$91,791

FFO per share-basic and diluted	$0.12	$0.11	$0.48	$0.48

Reconciliation of FFO to Company-Defined FFO:
FFO attributable to common shares-basic	$22,114	$18,974	$85,246	$85,216
Add (deduct) our adjustments:

Acquisition-related expenses	237	337	703	337
Loss on extinguishment of debt and financing commitments	—	1,808	63	2,507
Noncontrolling interests’ share our adjustments	(15)	(150)	(50)	(201)

Company-Defined FFO attributable to common shares-basic	22,336	20,969	85,962	87,859
Company-Defined FFO attributable to dilutive OP units	1,516	1,582	6,127	6,776

Company-Defined FFO attributable to common shares-diluted	$23,852	$22,551	$92,089	$94,635

Company-Defined FFO per share-basic and diluted	$0.12	$0.12	$0.48	$0.49

Weighted average number of shares outstanding
Basic	179,926	177,548	178,273	178,196

Diluted	192,137	190,942	190,991	191,932

	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Reconciliation of NOI - cash basis to NOI and to net (loss) income available to common stockholders
NOI - cash basis	$45,347	$44,446	$45,637	$177,292	$189,804
Straight line rent	98	1,150	1,497	3,038	8,864
Net amortization of above- and below-market lease assets and liabilities, and other non-cash adjustments to rental revenue	598	191	106	898	441

NOI	46,043	45,787	47,240	181,228	199,109
Real estate depreciation and amortization expense	(22,514)	(21,918)	(25,093)	(88,994)	(108,191)
General and administrative expenses	(2,928)	(2,739)	(2,886)	(11,610)	(9,973)
Advisory fees, related party	(4,242)	(4,083)	(3,898)	(15,919)	(15,120)
Acquisition-related expenses	(237)	(214)	(337)	(703)	(337)
Impairment of real estate property	—	(9,500)	(2,600)	(9,500)	(2,600)
Interest and other income	480	429	111	1,162	(229)
Interest expense	(15,354)	(15,276)	(17,761)	(62,199)	(77,988)
Loss on extinguishment of debt and financing commitments	—	—	(1,808)	(63)	(2,507)
Gain on sale of real property	4,452	—	5,580	40,592	74,306
Net (income) loss attributable to noncontrolling interests	(397)	475	85	(4,802)	(4,002)

Net (loss) income attributable to common stockholders	$5,303	($7,039)	($1,367)	$29,192	$52,468

Webinar and Portfolio Update Call Information

DPF will host a webinar/portfolio update call to review fourth quarter and full year 2014 performance results and financial metrics on March 4, 2015, at 2:15 p.m. U.S. Mountain Time. Information to access the call is as follows:

Date: Wednesday, March 4, 2015

Time: 2:15 p.m. MT/4:15 p.m. ET

Dial-in Number: 877.742.5590

Conference ID: 64243965

To access the live webinar please visit the Investor Relations page at DPF’s website, www.dividendcapitaldiversified.com.

The webinar replay will be posted when available on the Investor Relations page of DPF’s website.

About Dividend Capital Diversified Property Fund

Dividend Capital Diversified Property Fund is a public reporting, daily NAV vehicle based in Denver, CO that invests in a diversified portfolio of commercial real estate assets. DPF owned 68 properties totaling approximately 11.9 million square feet in 24 geographic markets as of December 31, 2014. More information is available at www.dividendcapitaldiversified.com.

Forward-Looking Information

This material may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect(s),” “could,” “should,” and “continue” and similar statements are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results that are materially different than those described in the forward-looking statements. Dividend Capital Diversified Property Fund cannot give assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Dividend Capital Diversified Property Fund’s expectations include, but are not limited to, the uncertainty of funding Dividend Capital Diversified Property Fund’s future capital needs, delays in the acquisition, development, and construction of real properties, changes in economic conditions generally and the real estate and securities markets specifically, and other risks detailed from time to time in Dividend Capital Diversified Property Fund’s Securities and Exchange Commission reports, particularly the section entitled “Risk Factors” in Item 1A of Dividend Capital Diversified Property Fund’s Annual Report on Form 10-K. Such forward-looking statements pertain only as of the date of this press release. Dividend Capital Diversified Property Fund expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Dividend Capital Diversified Property Fund’s expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Contact

Eric Paul

Dividend Capital

(303) 228-2200